UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     February 21, 2006

McDERMOTT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

REPUBLIC OF PANAMA	001-08430	72-0593134
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 N. Eldridge Parkway Houston, Texas	77079
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (281) 870-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

We issued a press release on February 22, 2006 announcing that, effective as of February 22, 2006, The Babcock & Wilcox Company (“B&W”) and certain of its subsidiaries have emerged from Chapter 11. A copy of the press release is included as exhibit 99.1 to this report and incorporated by reference.

Under the plan of reorganization relating to the B&W Chapter 11 proceedings and the associated settlement (the “Settlement”), a trust has been created for the benefit of asbestos personal injury claimants. The trust has been funded by contributions of:

•	$350 million in cash, which B&W paid on the effective date of the plan of reorganization;

•	a contingent right to receive an additional cash payment of $355 million, which will be payable by McDermott Incorporated or one of its subsidiaries within 180 days of November 30, 2006, if the condition precedent described below (the “Condition Precedent”) is satisfied, with interest accruing on that amount at 7% per year from December 1, 2006 to the date of payment (the “Contingent Payment Right”); and

•	a note issued by B&W in the aggregate principal amount of $250 million (the “B&W Note”), bearing interest at 7% annually on the outstanding principal balance from and after December 1, 2006, with a five-year term and annual principal payments of $50 million each, commencing on December 1, 2007; provided that, if the Condition Precedent is not satisfied, only $25 million principal amount of the B&W Note will be payable (with that entire $25 million due on December 1, 2007). B&W’s payment obligations under the B&W Note have been fully and unconditionally guaranteed by us. The guarantee obligations are secured by a pledge of all of B&W’s outstanding capital stock.

Under the plan of reorganization, we and most of our subsidiaries contributed substantial insurance rights to the trust, consisting of rights to the proceeds of excess insurance policies that cover, among other things, asbestos claims. Those policies have an aggregate face value of available limits of coverage of approximately $1.15 billion. We have included copies of the principal settlement agreement relating to the Settlement, the B&W Note and the related pledge and security agreement as exhibits 10.1, 10.2 and 10.3, respectively, to this report.

The terms of the Settlement and the plan of reorganization include a mechanism that could limit the consideration ultimately contributed to the asbestos personal injury trust if U.S. federal legislation to resolve asbestos claims through a national trust is enacted and becomes law. That legislation includes “The Fairness in Asbestos Injury Resolution Act of 2005” (H.R. 1360), introduced as a bill in March 2005 in the U.S. House of Representatives, and Senate Bill S. 852, introduced in the U. S. Senate on April 19, 2005 and reported favorably out of the Senate Judiciary Committee on May 26, 2005. Both H.R. 1360 and S. 852, which we refer to collectively as the “FAIR Act,” would create a privately funded, federally administered trust fund to resolve pending and future asbestos-related personal injury claims.

The Settlement and the plan of reorganization provide that the Contingent Payment Right will vest, and amounts under the B&W Note in excess of $25 million will be payable, only upon satisfaction of the condition precedent that neither the FAIR Act nor any other U.S. federal legislation designed to resolve asbestos-related personal injury claims through the implementation of a national trust shall have been enacted and become law on or before November 30, 2006 (the “Condition Precedent”). The Settlement and the plan of reorganization further provide that:

•	if such legislation is enacted and becomes law on or before November 30, 2006 and is not subject to a legal proceeding as of January 31, 2007 which challenges the constitutionality of such legislation (the “Challenge Proceeding”), the Condition Precedent will be deemed not to have been satisfied, and no amounts will be payable under the Contingent Payment Right and no amounts in excess of $25 million will be payable under the B&W Note; and

•	if such legislation is enacted and becomes law on or before November 30, 2006, but is subject to a Challenge Proceeding as of January 31, 2007, the Condition Precedent will be deemed not to have been satisfied, and any rights with respect to the Contingent Payment Right and payments under the B&W Note in excess of $25 million will be suspended until either:

1.	there has been a final, nonappealable judicial decision relating to the Challenge Proceeding to the effect that such legislation is unconstitutional as generally applied to debtors in Chapter 11 proceedings whose plans of reorganization have not yet been confirmed and become substantially consummated (i.e., debtors that are similarly situated to B&W as of September 1, 2005), so that such debtors would not be subject to such legislation, in which event the Condition Precedent will be deemed to have been satisfied, and the Contingent Payment Right would vest and the B&W Note will become fully payable pursuant to its terms (in each case subject to the protection against double payment provisions we describe below); or

2.	there has been a final nonappealable judicial decision relating to the Challenge Proceeding which resolves the Challenge Proceeding in a manner other than as contemplated by the immediately preceding clause, in which event the Condition Precedent will be deemed not to have been satisfied, and no amounts will be payable under the Contingent Payment Right and no amounts in excess of $25 million will be payable under the B&W Note.

The Settlement and the plan of reorganization also include provisions to provide some protection against double payment so that, if the FAIR Act or similar U.S. federal legislation is enacted and becomes law after November 30, 2006, or the Condition Precedent is otherwise satisfied (in accordance with the provisions described in clause (1) above), any payment we or any of our subsidiaries may be required to make pursuant to the legislation on account of asbestos-related personal injury claims against B&W or any of its subsidiaries would reduce, by a like amount:

•	first, the amount, if any, then remaining payable under the Contingent Payment Right; and

•	next, any then remaining amounts payable under the B&W Note.

It is not possible to determine whether the FAIR Act will be presented for a vote or adopted by the full Senate or the House of Representatives, or signed into law. Nor is it possible at this time to predict the final terms of any bill that might become law or its impact on us. We anticipate that, during the legislative process, the terms of the FAIR Act will change, and that any such changes may be material to the impact of such legislation on us.

In connection with the exit from the Chapter 11 proceedings, B&W and certain of its subsidiaries entered into a $650 million senior secured credit facility with a syndicate of lenders arranged by Credit Suisse Securities (USA) LLC (the “B&W Facility”) to replace B&W’s debtor-in-possession credit facility. The B&W Facility includes a five-year $200 million revolving credit subfacility (the entire availability of which may be used for the issuance of letters of credit or working capital requirements), a six-year $200 million letter of credit subfacility, and a commitment by certain of the lenders to provide B&W a term loan up to $250 million in term debt to refinance the B&W Note. The term loan may only be used by B&W in a single draw to refinance the indebtedness under the B&W Note, and the commitment of the lenders to make this loan expires on December 1, 2006.

B&W’s obligations under the B&W Facility are unconditionally guaranteed by all of B&W’s domestic subsidiaries and secured by liens on substantially all of B&W’s and these subsidiaries’ assets.

Amounts outstanding under the revolving credit and term loan subfacilities bear interest at either the Eurodollar rate or the base prime rate plus an applicable margin, which margin varies depending on B&W’s credit rating. The applicable margin for revolving loans that are Eurodollar rate loans ranges from 2.75% to 3.25% per annum, and the applicable margin for revolving loans that are base prime rate loans ranges from 1.75% to 2.25% per annum. The applicable margin for term loans that are Eurodollar rate loans is 3.0% per annum, and the applicable margin for term loans that are base prime rate loans is 2.0% per annum. B&W is charged a commitment fee on the unused portions of the B&W Facility, which fee varies between 0.25% and 1.50% per annum depending on the subfacility and B&W’s then applicable credit rating; a letter of credit fee of between 2.75% and 3.25% per annum with respect to the undrawn amount of each letter of credit issued under the revolving credit subfacility; and a fee of 2.85% per annum on the full amount of the letter of credit subfacility.

If B&W’s leverage ratio is above 2.0 to 1.0, B&W must offer to repay the term loan once each year in an amount equal to the lesser of $50 million and 50% of its excess cash flow. B&W must also prepay the term loan with the proceeds of certain asset sales, casualties, condemnations and debt issuances. Other than these mandatory prepayments, the B&W Facility only requires interest payments on a quarterly basis until maturity (which is February 22, 2011 for the revolving credit subfacility and February 22, 2012 for the letter of credit subfacility and the term loan). B&W may prepay amounts outstanding under the B&W Facility at any time without penalty.

The B&W Facility contains customary financial covenants, including maintenance of a maximum leverage ratio and a minimum interest coverage ratio, and covenants that, among other things, restrict B&W’s ability to incur debt, create liens, make investments and acquisitions, sell assets, pay dividends, prepay subordinated debt, merge with other entities, engage in transactions with affiliates, make capital expenditures, and repay the $350 million owed by MI to the asbestos personal injury trust. The B&W Facility also contains customary events of default.

We have included copies of the B&W Facility and the related pledge and security agreement as exhibits 10.4 and 10.5, respectively, to this report.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1	Non-Debtor Affiliate Settlement Agreement dated February 21, 2006, by and among McDermott International, Inc., McDermott Incorporated, Babcock & Wilcox Investment Company, The Babcock & Wilcox Company, Diamond Power International, Inc., Americon, Inc., Babcock & Wilcox Construction Co., Inc., the Asbestos Claimants Committee in the Chapter 11 proceedings, the Legal Representative for Future Asbestos-Related Claimants in the Chapter 11 proceedings, and the Asbestos PI Trust

10.2	Promissory Note issued by The Babcock & Wilcox Company dated February 22, 2006

10.3	Pledge and Security Agreement dated as of February 22, 2006, by and among Babcock & Wilcox Investment Company, The Babcock & Wilcox Company Asbestos PI Trust and U.S. Bank, N.A.

10.4	Credit Agreement dated as of February 22, 2006, by and among The Babcock & Wilcox Company, certain lenders, synthetic investors and issuers party thereto, Credit Suisse, Cayman Islands Branch, Credit Suisse Securities (USA) LLC, JPMorgan Chase Bank, National Association, Wachovia Bank, National Association and The Bank of Nova Scotia

10.5	Pledge and Security Agreement by The Babcock & Wilcox Company and certain of its subsidiaries in favor of Credit Suisse, Cayman Islands Branch, as Administrative Agent and Collateral Agent, dated as of February 22, 2006

99.1	Press Release dated February 22, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

McDERMOTT INTERNATIONAL, INC.

By:	/s/ Michael S. Taff
Michael S. Taff
Vice President and Chief Accounting Officer

February 23, 2006

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